Exhibit 99.1

ESSEX

PROPERTY TRUST, INC.

Fourth Quarter 2013

Earnings Release & Supplemental Financial Information

Epic Phase 1

San Jose, CA

280 Units

Stabilized in October 2013

Investor Relations Contact:
Barb Pak
Director of Investor Relations
(650) 494-3700

Essex Property Trust, Inc.
925 East Meadow Drive
Palo Alto, CA 94303
(650) 494-3700

Essex Announces Fourth Quarter 2013 Results and 2014 Guidance
Core Funds from Operations per Diluted Share for the Fourth Quarter Increased 7.5%

Palo Alto, California—January 30, 2014—Essex Property Trust, Inc. (NYSE:ESS) announced its fourth quarter 2013 earnings results and related business activities and 2014 guidance.

Funds from Operations (“FFO”) and earnings per share (“EPS”) for the quarter and year ended December 31, 2013 are detailed below.  Core FFO excludes merger expenses, acquisition costs, and non-routine items.  EPS for the full year ended December 31, 2013 includes gains from property sales of $68.0 million.  EPS for the full year ended December 31, 2012 includes a $21.9 million gain to remeasure the Company’s investment in the Essex Skyline joint venture to fair value (these gains are excluded from FFO).

	Quarter Ended			Year Ended
	December 31,		%	December 31,		%
Per Diluted Share	2013	2012	change	2013	2012	change
FFO	$1.80	$1.72	4.6%	$7.59	$6.71	13.1%
Core FFO	$1.94	$1.81	7.5%	$7.60	$6.82	11.4%
EPS	$0.85	$1.22	-30.3%	$4.04	$3.41	18.5%

Fourth Quarter and 2013 Full Year Highlights:

•	Grew same-property gross revenues and net operating income (NOI) by 6.6% and 8.2% respectively, compared to Q4 2012, and 6.3% and 7.4% respectively, for the full year.
•	Achieved a 1.7% sequential increase in quarterly gross revenues and a 3.2% sequential increase in NOI for the same-property portfolio.
•	Acquired two communities during the quarter for a total cost of $143.2 million. For 2013, the Company, along with its institutional partners, acquired eight properties for a total investment of $462.6 million.
•	Stabilized Phase I of Epic, located in San Jose, CA and began lease up of Phase II which is ahead of schedule and 30% leased. Completed construction of Connolly Station located in Dublin, CA. The community is ahead of schedule and currently 82% leased.
•	Redeveloped 319 apartment homes during the quarter. Vacancy from redevelopment unit turns reduced occupancy by 30 basis points for the same-property portfolio.
•	Announced a definitive agreement to combine with BRE Properties, Inc. in a total transaction valued at approximately $15.4 billion. The combined company will be the leading publicly traded multifamily REIT dedicated to high barrier and high growth West Coast markets.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Michael J. Schall, President and Chief Executive Officer of the Company, commented, "We are pleased with another year of strong operating performance, as witnessed by 7.4% same-property NOI growth in 2013.  As expected, the West Coast continued to lead the nation in rent growth due to above average job growth and a vibrant economy.  We expect this favorable trend to continue in 2014 which should lead to another year of solid operating performance.  We are excited about the proposed merger with BRE Properties to create a premier publicly traded West Coast multifamily REIT.  The merger is proceeding in line with our expectations and is expected to close by the end of the first quarter, subject to the receipt of shareholder approval.  We appreciate BRE’s contribution and efforts in working together to adopt best practices for the combined company.  We are enthusiastic about the opportunities we see to create value for our shareholders through synergies, provide career opportunities for employees, and improve services to residents.”

SAME-PROPERTY OPERATIONS

Same-property operating results exclude properties that are not comparable for the periods presented.  The table below illustrates the percentage change in same-property gross revenues for the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012 and the sequential percentage change for the quarter ended December 31, 2013 versus the quarter ended September 30, 2013 by submarket for the Company:

	Q4 2013 vs. Q4 2012	Q4 2013 vs. Q3 2013	% of Total
	Gross Revenues	Gross Revenues	Q4 2013 Revenues
Southern California
Los Angeles County	4.8%	1.2%	18.7%
Ventura County	4.0%	1.6%	9.7%
Orange County	5.0%	1.2%	8.9%
San Diego County	3.8%	1.9%	6.4%
Other Southern California	10.2%	8.3%	1.9%
Total Southern California	4.7%	1.7%	45.6%
Northern California
Santa Clara County	8.6%	1.7%	17.3%
Contra Costa County	5.1%	0.1%	6.9%
Alameda County	9.9%	2.5%	6.3%
Other Northern California	9.6%	3.5%	5.7%
Total Northern California	8.3%	1.8%	36.2%
Seattle Metro	7.8%	1.4%	18.2%
Same-property portfolio	6.6%	1.7%	100.0%

The table below illustrates the percentage change in same-property gross revenues, operating expenses, and NOI for the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012:

	Q4 2013 compared to Q4 2012
	Gross Revenues	Operating Expenses	NOI
Southern California	4.7%	2.8%	5.6%
Northern California	8.3%	4.6%	9.9%
Seattle Metro	7.8%	0.9%	11.5%
Same-property portfolio	6.6%	3.1%	8.2%

The table below illustrates the sequential percentage change in same-property gross revenues, operating expenses, and NOI for the quarter ended December 31, 2013 versus the quarter ended September 30, 2013:

	Q4 2013 compared to Q3 2013
	Gross Revenues	Operating Expenses	NOI
Southern California	1.7%	-1.6%	3.3%
Northern California	1.8%	-0.5%	2.8%
Seattle Metro	1.4%	-3.4%	3.9%
Same-property portfolio	1.7%	-1.6%	3.2%

Same-property financial occupancies for the quarters ended are as follows:

	12/31/2013	9/30/2013	12/31/2012
Southern California	96.4%	95.7%	96.0%
Northern California	96.3%	95.8%	96.4%
Seattle Metro	96.0%	95.8%	95.9%
Same-property portfolio	96.3%	95.7%	96.1%

INVESTMENT ACTIVITY

In October, the Company purchased Vox Apartments, located in Seattle, Washington, for $22.2 million.  The community was built in 2013 and contains 58 apartment homes.  Vox Apartments is located in the Capital Hill district in close proximity to other Essex communities.

In November, the Company purchased Domain, a luxury apartment community located in San Diego, California, for $121.0 million.  Domain is a condo mapped property featuring high-end finishes, state of the art amenities, and easy access to a two acre park.  Construction of the 379 apartment homes was completed in 2012.

MERGER UPDATE

On December 19, 2013, Essex and BRE Properties, Inc. entered into a definitive agreement to combine the two companies.  Under the terms of the agreement, each BRE common share will be converted into 0.2971 newly issued shares of Essex common stock plus $12.33 in cash.  Essex has obtained committed financing of $1.0 billion which is available, if needed, to fund the cash portion of the purchase price.  The Company is exploring several alternatives to fund the cash needs of the transaction including asset sales, joint ventures or new financing.  The merger is subject to customary closing conditions, including receipt of approval of Essex shareholders and BRE shareholders as of record on January 23, 2014.  We currently expect the transaction to close during the first quarter of 2014 and be accretive to Core FFO per diluted share by $0.05-$0.08 in the first full year of ownership.

More information about the merger can be found in the Form S-4 filed with the SEC on January 29, 2014 and in other relevant documents that the Company files with the SEC, which are available free of charge on the Company’s website at www.essexpropertytrust.com and on the SEC’s website at www.sec.gov.

During the fourth quarter, the Company incurred $4.3 million of costs related to the merger.  These costs have been excluded from Core FFO.

DISPOSITIONS

In October, the Company sold Cambridge Apartments, a 40 unit apartment community located in Chula Vista, CA, for $4.7 million.  In December, Brentwood Apartments, a 140 unit community located in Santa Ana, CA, was sold for $27.5 million.  The total GAAP gains on the sales were $16.6 million.  The gains have been excluded from the calculation of FFO.

Subsequent to quarter end the Company sold Vista Capri, a 106 unit apartment community located in San Diego, CA for $14.4 million.

The Company expects to sell the remaining two communities in the Essex Apartment Value Fund II, L.P. (“Fund II”) during 2014.  The Company has a 28.2% ownership stake in Fund II as well as the potential for a promote payment based on the financial performance of the portfolio.

DEVELOPMENT

The Company opened Phase II of Epic, located in San Jose, California, in early December and through the end of January, 30% of the 289 apartment homes are occupied or leased.  Connolly Station, a 309 unit community located in Dublin, California opened in August and is 82% occupied or leased.

LIQUIDITY AND BALANCE SHEET

Common Stock

During the fourth quarter, the Company issued 95,899 shares of common stock for $15.5 million, net of commissions, at an average per share price of $162.32.  For 2013, the Company sold 913,344 shares of common stock for $138.4 million, net of commissions, at an average price of $152.92.  Subsequent to quarter end the Company has not issued any stock.

Balance Sheet

During the quarter, the Company repaid secured mortgages totaling $66.3 million.  The Company incurred prepayment penalties and wrote-off deferred loan costs totaling $1.1 million during the fourth quarter, both of which have been excluded from Core FFO.

Subsequent to quarter end, the Company expanded its unsecured revolving credit facility to $1.0 billion from $600 million, and included an accordion feature pursuant to which the Company could expand to $1.5 billion.  The facility matures in December 2017, with one 18-month extension option, subject to specified conditions and the payment of an extension fee.  The new facility carries an interest rate based on its current credit ratings of LIBOR plus 95 basis points.  At the end of January, the Company had approximately $777 million of undrawn capacity on its unsecured credit facilities.

In January, the Company reduced the pricing on its $350 million unsecured term loan by 15 basis points to 105 basis points over LIBOR.

Dividend Declaration

The Board of Directors has declared a dividend for the first quarter of 2014 of $1.21 per share.  The dividend will be payable on March 31, 2014 to shareholders of record as of March 14, 2014.  The timing of the first quarter dividend is coordinated with BRE’s first quarter dividend, pursuant to the merger agreement.  The Board will review an increase to the dividend at its February board meeting, and any increase will be effective starting in the second quarter of this year.

The Board of Directors declared quarterly distributions of $0.30469 and $0.44531 per share, on its 4.875% Series G Cumulative Convertible Preferred shares and its 7.125% Series H Cumulative Redeemable Preferred shares, respectively. Distributions for the 4.875% Series G Cumulative Convertible Preferred shares are payable on April 30, 2014 to shareholders of record as of April 1, 2014. Distributions for the 7.125% Series H Cumulative Redeemable Preferred shares are payable on April 15, 2014 to shareholders of record as of April 1, 2014.

2014 GUIDANCE ASSUMPTIONS – ESSEX ON A STANDALONE BASIS

(Excludes all merger related cost)

Per Diluted Share	Range
Total FFO	$8.13 - $8.50
Core FFO	$8.10 - $8.40

U.S. Economic Assumptions
GDP Growth	2.8%
Job Growth	1.8%

Essex Markets Economic Assumptions
Job Growth	2.2%
Market Rent Growth	5.6%

Estimated Same-Property Growth
Gross Revenues
Southern California	3.8% to 5.0%
Northern California	6.3% to 7.8%
Seattle Metro	5.5% to 7.0%
Same-property portfolio	5.0% to 6.2%

Operating Expense growth	3.0% to 4.0%
Net Operating Income (NOI) growth	5.5% to 7.5%

Investment Activity Assumptions
•	Acquisitions of $300-$400 million to be financed with proceeds from dispositions, joint venture capital, as well as a combination of debt and equity capital. Net acquisitions are expected to generate net accretion of $0.5 million over the cost of capital.
•	Total development spend of approximately $330 million for properties currently under construction, and the Company’s pro rata share of the development spend is $200 million.
•	Dispose of the remaining properties in the Fund II portfolio by the end of the third quarter, and promote income earned from the sale of the Fund II portfolio is expected to range from $2.0 million to $6.0 million.
•	Management fee income will be roughly $1 million lower than 2013, primarily related to the sale of the Fund II portfolio.
•	The accretion from the proposed combination with BRE Properties, Inc. is expected to add approximately $0.02-$0.03 to Core FFO per diluted share in the fourth quarter of 2014. This has not been included in the above guidance.

For additional details regarding our 2014 assumptions, please see page S-14 of the Supplemental Financial Information.  For the first quarter of 2014, the Company has established a range for Core FFO per diluted share of $1.95 to $2.05.

CONFERENCE CALL WITH MANAGEMENT

The Company will host an earnings conference call with management to discuss its quarterly results on Friday, January 31, 2014 at 10 a.m. PST (1 p.m. EST), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the fourth quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 13574127. If you are unable to access the information via the Company’s website, please contact the Investor Relations Department at investors@essexpropertytrust.com or by calling (650) 494-3700.

CORPORATE PROFILE

Essex Property Trust, Inc., an S&P 400 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 163 apartment communities with an additional 11 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

FUNDS FROM OPERATIONS (“FFO”) RECONCILIATION

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and Core FFO which excludes acquisition costs and items that are non-routine or not related to the Company’s core business activities, which is referred to as (“Core FFO”), to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity.  FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the quarters and years ended December 31, 2013 and 2012:

	Quarter Ended December 31,		Year Ended December 31,
Funds from Operations (In thousands)	2013	2012	2013	2012
Net income available to common stockholders	$31,874	$43,793	$150,811	$119,812
Adjustments:
Depreciation	49,857	45,017	193,518	170,686
Gains not included in FFO, net of internal disposition costs	(16,564)	(29,112)	(67,975)	(60,842)
Depreciation add back from unconsolidated co-investments, and add back convertible preferred dividend – Series G	4,405	3,365	15,748	14,467
Noncontrolling interest related to Operating Partnership units	1,901	2,781	8,938	7,950
Depreciation attributable to noncontrolling interest	(328)	(319)	(1,309)	(1,223)
Funds from Operations	$71,145	$65,525	$299,731	$250,850
Acquisition costs	369	1,480	1,161	2,255
Loss on early retirement of debt	1,146	2,348	300	5,009
Merger expenses	4,284	-	4,284	-
Loss (gain) on sale of marketable securities and note prepayment	92	(298)	(2,519)	(819)
Income from early redemption of preferred equity investments	-	-	(1,358)	-
Gain on sale of land	-	-	(1,503)	-
Co-investment promote income	-	-	-	(2,299)
Core Funds from Operations	$77,036	$69,055	$300,096	$254,996

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding strong operating performance in 2014; the anticipated closing date of the merger with BRE Properties and the accretive effect of this merger; the forecasts, estimates and assumptions under the caption “2014 Guidance Assumptions – Essex on a standalone basis” on page 5, including the range of Total and Core FFO for 2014 and for the first quarter of 2014 and the statements under the caption “Investment Activity Assumptions”; and statements and estimates set forth under the captions “Development Pipeline—December 31, 2013” and “Redevelopment Pipeline and Capital Expenditures— December 31, 2013” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development and the various financial forecasts, estimates and assumptions set forth in the columns “Low-end of Guidance range 2014” and “High-end of guidance range 2014” on page S-14 of the Company’s Supplemental Financial Information Package and the forecasts, set forth on page S-16 of the Company’s Supplemental Financial Information Package, of residential supply, jobs, rent growth and occupancy in various areas.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the timing of the merger with BRE Properties, Inc., changes in market demand for rental apartment homes and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development and redevelopment investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s Report on Form 10-K for the year ended December 31, 2012.

CONTACT INFORMATION
BARB PAK
DIRECTOR OF INVESTOR RELATIONS
(650) 494-3700
bpak@essexpropertytrust.com